Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS APPOINTS PAUL TUFANO AS PRESIDENT & CEO

Company Reaffirms Guidance for the Third Quarter

ANGLETON, TX, September 16, 2016 – Benchmark Electronics, Inc. (NYSE: BHE), a global provider of manufacturing, design and engineering services,  announced today that it has named Paul J. Tufano as President and Chief Executive Officer, replacing Gayla J. Delly who has resigned from her positions as President, Chief Executive Officer and as a member of the Board of Directors to pursue other interests.  The appointment is effective immediately.

Mr. Tufano, who joined the Company’s Board of Directors in February 2016, brings broad experience to his new role, having spent over 35 years in the technology and telecommunications industries, most recently serving as Chief Financial Officer of the Alcatel-Lucent Group, a telecommunications company, from 2008 through 2013, where he also served as Chief Operating Officer from 2012-2013.  Previously, he was Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing services company, where he also served as Interim Chief Executive Officer.  Prior to Solectron, Mr. Tufano served as President and Chief Executive Officer of Maxtor Corporation, a manufacturer of computer hard disk drives, having served previously as Chief Operating Officer and as Chief Financial Officer.  Before joining Maxtor, he held management positions in finance and operations at IBM.

Mr. Tufano will remain on the Company’s Board of Directors as a non-independent member.    He holds a Bachelor of Science degree in Economics from St. John's University and a Masters of Business Administration degree in Finance, Accounting and International Business from Columbia University.

David Scheible, Chairman of the Board of Directors, stated, “On behalf of the Board of Directors and the employees of Benchmark, I want to express my gratitude to Gayla Delly for over 20 years of hard work and dedication to the Company.  She has helped lead the Company and develop the processes that have moved it from a regional electronics company to the world-class, global public company that it is today.  We wish her all the best in her new ventures.”

“We are pleased to welcome Paul Tufano to his new role as he builds on the Company’s past successes and leads it forward to even greater achievements.  The depth and breadth of Paul’s experience are impressive, and we look forward to his expanded influence beyond the boardroom,” added Mr. Scheible.

“Benchmark, with its unique capabilities, depth of customer relationships and strong balance sheet is well positioned to capitalize on the ongoing evolution of the engineering and manufacturing services industry.  I look forward to working with the Company’s leadership team and its extremely talented employees worldwide, as we unleash Benchmark’s potential, delivering innovative customer solutions and creating ever increasing levels of shareholder and employee value,” added Mr. Tufano.

The Company also reaffirmed its previous guidance for the third quarter:

•         Revenue between $570-600 million.

•         Diluted GAAP earnings per share between $0.28-0.33.

•         Diluted non-GAAP earnings per share between $0.33-0.38 (excluding restructuring charges and amortization of intangibles expected to approximate $0.05 per share).  The income tax impact of the non-GAAP adjustments using the applicable effective tax rates is $0.02 per share.

About Benchmark Electronics, Inc.

Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products.  Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

Forward-Looking Statements

This press release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “should,” "expect," "estimate," "anticipate," "predict," "goals," “will” and similar terms, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts. Our forward-looking statements include, among other things, Benchmark's continued growth and success and third-quarter expected financial results.  Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to its operations, markets and business environment generally.  If one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date hereof, and the Company assumes no obligation to update them. Readers are advised to consult further disclosures on related subjects, particularly in Item 1A, "Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2015, in its other filings with the Securities and Exchange Commission and in its press releases.

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that exclude certain items and therefore do not follow U.S. generally accepted accounting principles (GAAP).  The differences between diluted non-GAAP earnings and diluted GAAP earnings are provided above in this press release.  Management discloses non-GAAP information to provide investors with additional information to analyze the Company’s performance and underlying trends.  Management uses non-GAAP measures of net income and earnings per share that exclude certain items in order to better assess operating performance and help investors compare results with our previous guidance.  Benchmark’s non-GAAP information is not necessarily comparable to non-GAAP information used by other companies.  Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of the Company’s profitability or liquidity.  Readers should consider the types of events and transactions for which adjustments have been made.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

979-849-6550 (ext. 1361) or lisa.weeks@bench.com

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